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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                          TO BE HELD ON APRIL 30, 1998


              TO THE STOCKHOLDERS OF AMBASSADOR APARTMENTS, INC.:


     Notice is hereby given that the Special Meeting of the Stockholders of Ambassador Apartments, Inc., a Maryland corporation ("Ambassador"), will be held at 9:00 a.m., local time, at 77 West Wacker Drive, Chicago, Illinois 60601 on April 30, 1998, for the following purposes:



          1. To consider and act upon a proposal to approve, adopt and authorize an Agreement and Plan of Merger dated as of December 23, 1997 and supplemented by letter dated as of March 11, 1998 between Apartment Investment and Management Company ("AIMCO"), and Ambassador (the "Merger Agreement"), a copy of which is included as Appendix I to the Proxy Statement/Prospectus accompanying this Notice, and the transactions contemplated thereby, pursuant to which each holder of Ambassador common stock, par value $.01 per share (the "Ambassador Common Stock"), will receive for each share of Ambassador Common Stock that number of shares of Apartment Investment and Management Company Class A Common Stock, par value $.01 per share ("AIMCO Common Stock"), equal to the quotient (rounded to the nearest 1/1000) (the "Conversion Ratio") determined by dividing $21.00 by the AIMCO Index Price (as defined below). The term "AIMCO Index Price" means the aggregate of the average of the high and low sales prices of AIMCO Common Stock, as reported on the New York Stock Exchange ("NYSE"), on each of the twenty consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the effective time of the Merger, divided by 20. If the Conversion Ratio calculated pursuant to the foregoing is greater than 0.583, then, at AIMCO's option, the Conversion Ratio to be used shall be either the Conversion Ratio as calculated pursuant to the foregoing or 0.583 (so long as the Merger would continue to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended). If AIMCO opts for the Conversion Ratio to equal 0.583, then, in addition to 0.583 shares of AIMCO Common Stock, AIMCO will pay to each holder of Ambassador Common Stock, for each share of Ambassador Common Stock held by such stockholder, an amount in cash equal to (i) $21.00 minus
     (ii) the product of the AIMCO Index Price and 0.583.


          2. To transact any and all other business that may properly come before the Special Meeting or any adjournment or postponement thereof.


     All Ambassador stockholders of record at the close of business on March 19, 1998 are entitled to notice of and to vote at this Special Meeting.


     Ambassador stockholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

                                          By Order of the Board of Directors


                                          Thomas J. Coorsh Sig

                                          Thomas J. Coorsh,
                                          Secretary
Chicago, Illinois

April 2, 1998



IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.


            PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.